Exhibit 5.1

John D. Thomas, P. C.

11616 South State Street, Suite 1504
Draper, Utah 84020
(801) 816-2536
Fax: (801) 816-2536
jthomas@acadiagrp.com

November 21, 2022

The Board of Directors

The Marquie Group, Inc.

7901 4th Street North, Suite 4000
St. Petersburg, FL 33702-4305

(800) 351-3021

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of The Marquie Group, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of common stock of the Company issuable to the selling stockholders pursuant to certain equity purchase agreements (collectively, the “Agreements”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, or in the case of the Agreements, will be, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Florida Business Corporation Act and other relevant statutory provisions, all applicable provisions of the Florida Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Music of Your Life, Inc. in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas
John D. Thomas, Esq.
President